Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-132152, 333-132800 and 333-159683 on Form S-8 and Registration Statement Nos. 333-141742 and 333-159682 on Form S-3 of our report dated March 1, 2010, relating to the consolidated financial statements of Mariner Energy, Inc. (which expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Accounting Standards Update No. 2010-3, “Oil and Gas Reserve Estimation and Disclosures” and Accounting Standards Codification Topic 805, “Business Combinations”), and the effectiveness of Mariner Energy, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Mariner Energy, Inc. for the year ended December 31, 2009.
/s/ Deloitte & Touche LLP
Houston, Texas
March 1, 2010